Exhibit 10(g)


                              EMPLOYMENT AGREEMENT

         Agreement, dated as of July 1, 1999, between Boundless Manufacturing Services, Inc., a Delaware corporation, having offices at 100 Marcus Boulevard, Hauppauge, New York 11788 (the "Company"), Boundless Corporation, a Delaware corporation, having offices at 100 Marcus Boulevard, Hauppauge, New York 11788 ("Boundless") and Tony Giovaniello, an individual residing at 3400 Forest Hills Court, Redding, CA 96002 ("Executive").

                                   WITNESSETH:

         WHEREAS, the Company has been recently organized by Boundless Corporation, an affiliated company which owns 75% of the Company's capital stock, to provide manufacturing services initially in the electronic manufacturing services market and subsequently in other markets.

         WHEREAS, the Company desires to employ Executive as its Executive Vice-President, all pursuant to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, it is agreed as follows:

1.       Scope of Employment

         1.1 Engagement, Authority and Duties. The Company hereby employs Executive, and Executive hereby accepts employment, as Executive Vice President of the Company. In such capacity, and subject to the current operating guidelines and procedures which apply to the Company's affiliate, Boundless Technologies, Inc., Executive shall have the power, authority and responsibility to assist the Company's Chief Operating Officer in the direction and supervision of the daily operations of the Company pursuant to the Company's business plan (subject to the direction of the Board of Directors of the Company (the "Board"), including, but not limited to: (i) assist in the preparation of a proposed business plan for each year setting forth the strategic objectives for the Company, the means proposed to accomplish such objectives and financial projections and assumptions for the Company, for review and approval by the Company's Board, and proposing revisions thereto at least annually for review and approval by the Board (as so approved and revised (the "Business Plan")); (ii) participation in managing the other executives and personnel of the Company; (iii) participate in evaluating, negotiating, structuring and implementing business transactions with vendors and others doing business with the Company; and (iv) performing such other customary duties as are appropriate for a Executive Vice President of a business at the Company's stage of development and growth. Working together with the Company's Chief Operating Officer, Executive has prepared and submitted to the Board, and the Board has approved, a Business Plan covering the period beginning on the date hereof and ending 365 days hereafter. Executive and the Board will cooperate in attempting to achieve the goals established in the Business Plan.

         1.2 Location. Executive shall perform his duties from offices at Redding, California, or from such other temporary office(s) as the Company and Executive, after good faith discussions, may agree is required for Executive to effectively perform his duties. Executive agrees that the performance of his duties may require travel by him.

         1.3 Full Time. Executive shall devote his full business time, efforts and energies to the proper discharge of his duties and responsibilities under this Agreement and shall serve the Company faithfully, diligently and to the best of his abilities.

         1.4 Term. Executive's employment hereunder shall be for a term of four years commencing the date of this Agreement and expiring the fourth anniversary of such date, unless sooner terminated or extended as provided below. The term of Employment shall be extended automatically for successive one year terms, unless three months prior to the last day of the current term either party hereto shall have notified the other that such extension shall not occur. The term of Executive's employment is the Employment Term.

         1.5 The Executive Shares. Executive shall purchase, on the date hereof, 400 shares of the Company's common stock, no par value, for an aggregate of $2,000, which the Company hereby represents constitutes 12.5% of the Company's issued and outstanding common stock on the date hereof (the "Executive Shares"). The Company hereby represents that it has no other class of capital stock outstanding. Except as set forth in the immediately succeeding sentence, if the Company terminates Executive's employment under Section 4.4 of this Agreement due to the Company's failure to attain the Minimum Performance Standard for any year, Executive shall sell to the Company and the Company shall purchase from Executive, not later than 90 days after the last day of any year of the Employment Term, for $5.00 per share, one hundred (100) of the Executive Shares, plus an amount of Shares equal to 100 times the number of full and partial years remaining under the initial four year term of this Agreement. In the event the immediately preceding sentence applies and the failure to attain Minimum Performance Standards involves the third or fourth years of the Employment Term and, provided further, that the Company has attained not less than eighty percent (80%) of the Minimum Performance Standard for the third or fourth year of the Employment Term, as the case may be, the number of shares repurchaseable by the Company shall (a) equal one hundred (100) of the Executive Shares minus an amount of shares equal to one hundred (100) times the percent of the Minimum Performance Standard attained by the Company, plus (b) if the failure to attain the Minimum Performance Standard involves the third year of the Employment Term, fifty (50) of the Executive Shares. The Company's obligations described in the two preceding sentences are hereinafter referred to as the "Repurchase Requirement(s)." On the 91st day after the close of each year of the Employment Term, one hundred (100) of the Executive Shares minus that number of shares subject to the Repurchase Requirement for that year (but not less than zero), will no longer be subject to the Repurchase Requirement (the "Released Shares"). Consistent therewith, provided (i) the Company attains the Minimum Performance Standard for such year, or (ii) the Company does not attain the Minimum Performance Standard for such year and the Company does not elect to terminate Executive's employment under Section 4.4 within ninety one days after the close of such year, one hundred (100) of Executive Shares will constitute the Released Shares. In the event the Executive's employment is terminated as a result of his Death or Disability under either Sections 4.2 or 4.3 hereof, and provided the Company attains the Minimum Performance Standard for the year in which such termination occurs, the number of Shares that will constitute Released Shares will be determined by multiplying the number of Shares that would otherwise have constituted Released Shares by a fraction, the numerator of which is the number of days in the year that have elapsed prior to termination of Executive's employment and the denominator of which is 365. Except by operation of law, Executive Shares will not be transferable by Executive prior to becoming Released Shares and, if transferred, will remain subject to the restrictions provided for this Agreement, including those contained in this Section with respect to the Repurchase Requirement.

         1.6 Investment Intent. Executive is acquiring the Executive Shares for his own account for investment and has no present arrangement (whether or not legally binding) to sell, at any time, any of the Executive Shares to or through any Person. Executive understands that the Executive Shares must be held until registered under the Securities and Exchange Act of 1933 (the "Securities Act") or an exemption from registration is available.

         1.7 Legend. Executive understands that the stock certificates representing the Executive Shares shall bear legends substantially to the following effect:
                  "The Shares represented by the certificates have not been registered under the Securities Act of 1933. Such Shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement covering such Shares or an opinion of the Company's counsel that registration is not required under such Act." "The Shares represented by the certificates are subject to restrictions on transfer and other restrictions that are contained in an agreement between Tony Giovaniello and Boundless Manufacturing Services, Inc., dated July 1, 1999."

2.       Compensation

         2.1 Base Salary. Executive shall be paid a base salary at the rate of $150,000 per annum (the "Base Salary", subject to increase (but not reduction), at the Board's discretion, for example in recognition of superior performance or competitive compensation practices). Such salary shall be payable in appropriate installments to conform with the regular payroll dates for salaried personnel of Boundless Technologies, Inc.

         2.2 Cash Bonus. Within 90 days after the last day of each year of the Employment Term, Executive shall be paid a cash bonus (the "Cash Bonus") based on satisfaction of the EBITDA objectives described in Schedule 1 attached hereto (the "Objective") as follows: Cash Bonus = Yearly Bonus Target x Bonus Payment Multiplier. For this purpose, (i) the Yearly Bonus Target for the first year of the Employment Term shall be $50,000 and the Yearly Bonus Targets for subsequent years shall be determined by the Board but shall not be less than $50,000, and
(ii) for each year of the Employment Term, the Bonus Payment Multiplier shall be determined based on the percentage of the Company's Objective that is realized for the Employment Term year as set forth below:

Percent Objective Realized                  Bonus Payment Multiplier
--------------------------                  ------------------------
         0-49%                                       0.00
         50-79                                       0.75
         80-95                                       0.85
         95-10                                       1.00
        101-110%                                     1.15
        111-125%                                     1.35
        126-149%                                     1.70
        150-up%                                      2.00

         2.3 Withholding. The Company shall withhold all applicable federal, state and local taxes, social security and workers' compensation contributions, and such other amounts as may be required by law or agreed upon by the parties, with respect to the compensation payable to Executive pursuant to this Section 2.

         2.4 Provided the Objective has been attained by the Company, not later than 90 days after the last day of each year of the Employment Term, Boundless Corporation will issue to Executive a stock option agreement (the "Stock Option"), pursuant to which Executive may purchase from Boundless shares of Boundless common stock, $.01 par value, in exchange for shares of common stock of the Company. The number of shares of Boundless common stock purchasable under each Stock Option shall be determined by the following formula:

                           x = (b times .25) times d
                                -
                                c

For purposes of this formula: (i) x = the number of shares of Boundless common stock purchasable under the Stock Option, which shall not exceed 75,000 Shares (the "Option Limit"), (ii) b = Executive's percentage ownership of the capital stock of the Company on the test date times the earnings available to the Company's shareholders for the year, (iii) c = the earnings available to Boundless' shareholders for the year, and (iv) d = the number of shares of common stock of Boundless Corporation which is outstanding on the test date. The test date shall mean the last day of the relevant year of the Employment Term. In the event (b) is greater than (c), (b) over (c) in the formula will equal one
(1).

         The exchange ratio between the Company's common stock and the Boundless common stock covered by the Stock Option shall be 100 Shares of the Company's common stock for the number of Shares of Boundless common stock equal to "x" in the above formula, except for this purpose, "x" is computed without reference to the Option Limit. The Stock Option shall provide that only Released Shares can be transferred to Boundless in exchange for Boundless common stock. The Stock Option will be exercisable during the period commencing 12 months after it is issued by Boundless and ending the earlier of (i) sixty months after its issuance, or (ii) on the date that the Securities and Exchange Commission (the "SEC") declares a registration statement or Form 10 filed by the Company effective under either the Securities and Exchange Acts of 1933 or 1934 (a "Registration Statement" and "Form 10," respectively). Boundless will have the option to redeem the common stock purchased on exercise of the Stock Option for a period of four (4) months after its exercise for an amount equal to the common stock's average closing prices for a five day period on the American Stock Exchange or other market on which the Common Stock is then trading. No Stock Options will be issued with respect to any year, if the event described in (ii) in the preceding sentence has occurred.

         3.       Expenses and Additional Benefits

         3.1 Expenses. The Company shall reimburse Executive for all ordinary and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, against receipt by the Company of appropriate vouchers or other proof of Executive's expenditures and otherwise in accordance with the Company's expense reimbursement policy that has been approved by the Board of the Company.

         3.2 Vacation. Executive shall be entitled to four weeks of paid vacation during each year of the Employment Term, or such greater number of days as the Company makes available to its senior executive officers, as well as such paid holiday and leave time and sick leave benefits as is provided generally to the senior executive officers of Boundless Technologies, Inc.

         3.3 Fringe Benefits. Executive shall be entitled to participate, commencing as of the date hereof, in all employee pension, retirement, savings, deferred compensation, welfare, insurance and other benefit and fringe benefit plans, programs and arrangements provided to the employees and senior executive officers of Boundless Technologies, Inc., generally, from time to time, according to the terms of such plans, programs and arrangements but, except for discretionary bonuses or awards, in no event on terms and conditions less favorable than those applicable to the senior executive officers of Boundless Technologies, Inc. (herein, the "Employee Plans"). Executive shall receive those perquisites and other personal benefits made available to the other senior executive officers of Boundless Technologies, Inc., generally, from time to time.

         3.4 Indemnification. The Company shall indemnify Executive to the fullest extent permitted under the laws of the State of Delaware, and not inconsistent with the Company's Certificate of Incorporation and By-Laws, as in effect from time to time. During the term of this Agreement, the Company will use its best efforts to cause Boundless Corporation to include Executive in its officers and directors insurance policy, as may exist from time to time.

4.       Termination

         4.1 By the Company for Cause. The Company may terminate the Employment Term "for Cause," which shall mean and be limited to the following events: (a) Executive's conviction in a court of law of a felony or a crime under United States law punishable by confinement for a period in excess of three months; (b) Executive's commission of an act of fraud in the performance of his duties hereunder; or (c) Executive's material breach of his duty of loyalty to the Company or any of the covenants set forth in Sections 5.2, and 7.

         Upon termination pursuant to this Section 4.1 or Executive's termination of this Agreement other than for Good Reason (as defined below), the Company shall have no further obligation to Executive under this Agreement except to pay Executive within 30 days, in lieu of amounts otherwise payable hereunder, the Base Salary payable to the date of termination and amounts due as reimbursement of expenses pursuant to Section
3.1. In such case, in addition to any other remedies the Company may have, the Company shall have no further obligation to make any Cash Bonus payments to Executive (as set forth in Section 2.2 hereof), or any other payments contemplated under this Agreement, to Executive with respect to the year in which the Executives employment is terminated and for each succeeding year (but not any prior year), the Stock Options previously granted to Executive shall be cancelled and the Company shall have the right to purchase all, or a part of, the Executive Shares for $5.00 per share (Executive's original out-of-pocket cost per share) not later than one year after termination.

         4.2 Death. If Executive dies during the Employment Term, the Company shall, within 30 days, pay Executive's estate, in lieu of amounts otherwise payable hereunder (a) the Base Salary payable to the date of his death, (b) any Cash Bonus to which Executive is entitled pursuant to Section 2.2 in respect of the Employment Term year immediately preceding the year of the date of Executive's death and (c) amounts due as reimbursement of expenses pursuant to
Section 3.1. Furthermore, Executive's rights with respect to the Stock Options previously granted to Executive shall remain in place and be governed by the terms of the relevant Stock Option Agreements and the Company shall have the right to purchase all, or a part of, the Executive Shares which are not Released Shares for $5.00 per share (Executive's original out-of-pocket cost per share), by giving written notice to Executive's Estate, Executor, or personal representative, not later than 60 days after Death; such purchase to take place as soon as possible thereafter.

         4.3 Disability. In the event that (i) Executive is unable substantially to perform his duties hereunder because he is Disabled (as defined below) for a period of 45 consecutive days or 60 days within any period of 12 consecutive months and (ii) the Company shall have given to Executive 10 days notice of its intention to terminate the Employment Term pursuant to this Section 4.3 and Executive does not resume substantially all of his duties under this Agreement before the expiration of 10 days following the date Executive receives such notice, then the Company may, at any time during the continuance of such disability, terminate the Employment Term on written notice to Executive. For purposes of this Agreement, the term "Disabled" shall mean the inability of Executive for medical reasons certified by a physician selected by the Board and reasonably satisfactory to Executive or his personal representative(s) to substantially perform his duties hereunder. Upon such termination, Executive shall have no further obligation to perform services for the Company under this Agreement and the Company shall pay Executive promptly (but in no event later than 20 days), in lieu of the amounts that would otherwise be payable hereunder, (x) consistent with the policy in effect at Boundless Technologies, Inc. with respect to employee sick leave, the Base Salary payable for the period ending 5 days after Executive's absence from work first commenced, (y) any Cash Bonus, in respect of the Employment Term year immediately preceding the year of the date of such termination, and (z) amounts due as reimbursement of expenses pursuant to Section 3.1. Furthermore, Executive's rights with respect to the Stock Options previously granted to Executive shall remain in place and be governed by the terms of the relevant Stock Option Agreements and the Company shall have the right to purchase all, or a part of, the Executive Shares which are not Released Shares for $5.00 per share (Executive's original out-of-pocket cost per share), by giving written notice to Executive or to his personal representative, as the case may be, not later than 60 days after Disability; such purchase to take place as soon as possible thereafter. The Company shall also continue Executive's health insurance then provided by the

Company, at the Company's expense, for four months following termination of the Employment Term pursuant to this Section 4.3.

         4.3.1 The wage continuation (with respect to Base Salary), sick leave, and other policies with respect to absences from work due to sickness, which apply to employees of Boundless Technologies, Inc., will apply to Executive hereunder.

         4.4 By Company for Failure to Attain Minimum Performance Standings. The Company may terminate the Employment Term due to the Company's failure to attain Minimum Performance Standards, as set forth on Schedule 1, attached hereto. Upon such termination, Executive shall have no further obligation to perform services for the Company under this Agreement and, except as set forth in Section 1.5 hereof, the Company shall be released from all obligations to Executive under this Agreement and Executive shall receive from the Company a continuation of his Base Salary (at the rate and pursuant to the payment schedule in effect prior to the date of termination) for a six-month period following the date of termination, which amounts will be reduced by amounts received by Executive as a result of substitute employment. Provided any subsequent employer does not provide Executive with health insurance coverage, the Company shall also continue Executive's health insurance then provided by the Company, at the Company's expense, for six months following the termination of the Employment Term pursuant to Section 4.4. Furthermore, Executive's rights with respect to the Stock Options previously granted to Executive shall remain in place and be governed by the terms of the relevant Stock Option Agreements and the Company shall have the right to purchase all, or a part of, the Executive Shares which are not Released Shares for $5.00 per share (Executive's original out-of-pocket cost per share), by giving written notice to Executive, not later than 60 days after Termination; such purchase to take place as soon as possible thereafter.

         4.5 By the Executive for Good Reason. The Executive may terminate the Employment Term for Good Reason by giving at least 60 days prior written notice to the Company of such election and the facts constituting each Good Reason for Executive's termination of the Employment Term, provided at least one such Good Reason continues to be a Good Reason on the effective date of such termination.

         4.6 Termination For Other Than: (a) Cause (b) Death,

(c) Disability, (d) Failure of Minimum Performance Standards or Termination by Executive For Good Reason.

             (a) In general. If (i) the Company terminates Executive's employment hereunder, and such termination of employment is for other than (A) Cause (pursuant to Section 4.1 hereof), (B) Executive's death or disability (pursuant to Section 4.2 or 4.3 hereof), or (C) the Company's failure to obtain the Minimum Performance Standards, (pursuant to Section 4.4 hereof); or (ii) Executive terminates his employment for Good Reason, Executive shall receive from the Company, as liquidated damages, the following compensation: (1) a continuation of his Base Salary (at the rate and pursuant to the payment schedule in effect immediately prior to the date of termination) for an 18-month period following the date of termination, (2) on or before 45 days after the close of the Employment Term year within which the termination occurs, Executive shall receive from the Company the amount calculated as a pro rata portion (determined on a pro rata daily basis), through the date of termination, of the Cash Bonus pursuant to Section 2.2 of this Agreement to which Executive would have been entitled had he remained continuously employed by the Company through the end of the Employment Term year within which termination occurs, (3) all incentive stock options issued to the Executive by the Company prior to his termination shall become immediately vested and exercisable pursuant to the terms of the option agreements, and (4) all Executive Shares, which are not Released Shares, will no longer be subject to the Repurchase Requirement and will immediately become Released Shares owned by Executive without any restrictions. The Company shall also continue Executive's health insurance then provided by the Company, at the Company's expense, for 18 months following termination of the Employment Term pursuant to this Section 4.6.

                  (b) Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following:

                  (i) the assignment to Executive of any duties inconsistent substantially with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities under this Agreement (other than in the nature of a promotion);

                  (ii) any reduction by the Company of Executive's Base Salary or reduction of the Yearly Bonus Target below $50,000 for any year;

                  (iii)any material breach by either the Company or Boundless Corporation of any provision of this Agreement not cured within any cure period provided in this Agreement, or in the absence thereof, not cured within 45 days after written notice by Executive to the Company;

                  (iv) abandonment by the Company of its contract manufacturing business;

                  (v) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Boundless Corporation, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the outstanding securities of the Company except where the events described in this paragraph result in the incumbent directors of the Company prior to such events continuing to constitute more than 50% of the Board of Directors;

                  (vi) the shareholders of the Company approve (A) a merger or consolidation of the Company with any other entity (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation), (B) a plan of complete liquidation or dissolution of the Company or (C) the sale or disposition, in a single transaction or series of related transactions, by the Company of all or substantially all of the property and assets of the Company, except where the events described in the foregoing (A) or (C) result in the incumbent directors of the Company prior to such events constituting at least a majority of the board of the surviving corporation or its parent (as such term is defined in Rule 12b-2 under the Exchange Act); or

                  (vii)removal of the Executive from the Board.

5.       Protection of Confidential Information

         5.1 Confidential Information. As used in this Section 5, the term "Confidential Information" shall mean information relating to the Company or any of its affiliates including, but not limited to, information relating to the Business Plan and the Company's strategies, intellectual property, products and products being developed, customer lists and potential customer lists, strategic partners or participants and marketing and sales methods unique to the Company. Confidential Information excludes information which is independently developed by a recipient of the information, or which is in the public domain, or which becomes available to a recipient on a non-confidential basis without violating
Section 5 of this Agreement, or which is required to be disclosed by law.

         5.2 Nondisclosure of Confidential Information. Executive shall not, at any time during the Employment Term (other than as may be required in connection with the performance by his of her duties hereunder) and for two years or thereafter, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever.

         In the event Executive is requested or required (by oral questions, interrogatories, requests for information or similar legal process) to disclose any Confidential Information, Executive will provide the Company with prompt notice thereof so that the Company may seek an appropriate protective order and/or waive Executive's compliance with the provisions of this Section 5.2.

6.       Non-Competition

         6.1 Material Inducement. Executive acknowledges that his agreements contained in Section 6.2 are an important inducement to the Company's executing this Agreement.

         6.2      Covenants.

                  (a) If (i) the Company terminates Executive's employment hereunder, and such termination of employment is for Cause (pursuant to Section
4.1 hereof), or (ii) Executive terminates his employment for other than Good Reason, then during the period commencing on the date of termination of Executive's Employment and ending 12 months following the termination of the Executive's employment with the Company, Executive shall not, except on behalf of the Company, directly or indirectly, whether as an officer, director, shareholder, partner, member, associate, employee, consultant, agent or representative, become or be interested in, or associated with, any other person, firm, company, partnership or other entity whatsoever, engaged in a business that is similar or comparable and competitive with the business conducted by the Company during the Employment Term in any of the markets where the Company is carrying on such business or has targeted for business development; provided, however, that Executive may own as an investor securities of any Company whose securities are registered under the Securities Act, so long as she is not an affiliate (as defined in Rule 405 under such Act) of such Company.

                  (b) In all events, Executive shall not, directly or indirectly, during the period commencing on termination of Executive's Employment, and ending 12 months after Executive's employment with the Company expires or terminates for any reason, induce or attempt to induce any employee or agent of, or consultant to, the Company or any of the Company's affiliates to terminate his or her employment or consultancy with the Company.

                  (c) Except for those persons described in Section 6.2(c) above, in no event, at any time, shall Executive request any person or entity to curtail or cancel its business relationship with the Company.

7.       Inventions

                  (a) Executive agrees to disclose to the Company all inventions, designs, product developments, technological innovations, know-how, tests, performance data and processes ("Inventions"), whether or not patentable, copyrightable or subject to trademark or service mark, made or conceived by Executive, directly or indirectly, during the term of this Agreement and that relate in any way to the business of the Company, whether or not made or conceived by Executive during working hours. Executive agrees that all such Inventions shall inure to, and be the property of, the Company.

                  (b) Executive agrees (i) to assign to the Company, its successors and assigns, all of Executive's right, title and interest in and to any such Inventions, (ii) during and after the term of this Agreement, at the Company's expense, cooperate with the Company in the preparation and filing of such patent applications and other documents and instruments as the Company shall deem appropriate to perfect and protect its rights in and to such Inventions, and (iii) to protect and defend the Company's right, title and interest in and to any such Inventions, at the Company's expense.

                  (c) Except as required in the conduct of the Company's business or in the discharge of his duties and responsibilities hereunder, Executive will not publish or disclose, or authorize or permit anyone to publish or disclose, during or after the term of this Agreement, any proprietary knowledge or information concerning any Invention.

8.       Injunctive Relief

                  (a) Executive agrees that a violation of the covenants set forth in Sections 5.2, 6 and 7, or any provision thereof, will cause irreparable injury to the Company and that the Company shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to an injunction enjoining and restraining Executive from doing or continuing to do any such act or other violations or threatened violations of Sections 5.2, 6 and 7.

9.       Dispute Resolution

                  (a) Any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved within 10 business days shall be submitted to final and binding arbitration in New York City before J-A-M-S/ENDISPUTE, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with J-A-M-S/ENDISPUTE, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of J-A-M-S/ENDISPUTE's Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with J-A-M-S/ENDISPUTE and with one another in selecting an arbitrator from J-A-M-S/ ENDISPUTE's panel of neutrals, and in scheduling the arbitration proceedings so that a final determination can be made within 30 days after submission to arbitration. The parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs. However, once an award is rendered, the losing party shall be responsible for paying all of the winner's reasonable costs and expenses of the arbitration, including reasonable attorney's fees. The provisions of this Section 9 may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all reasonable costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered. 10. Company Operational Issues

         10.1 Plant Capacity. Boundless Corporation will use its reasonable efforts to make available to the Company the underutilized manufacturing capacity, as it may exist from time to time, at its manufacturing facility, located at 100 Marcus Boulevard, Hauppauge, New York 11788, for which the Company will be charged based on costs competitive with that prevailing in the EMS Industry. Boundless Corporation will use best efforts to advance to the Company the working capital required under the Company's Business Plan, consistent with Boundless Corporation's and its affiliates' working capital requirements and with the consent of Boundless Corporation's lenders, as may be required under its loan agreements. Boundless Corporation understands that the provision of the capital required for the operation of the Company's business is a material inducement for the Executive to enter into this Agreement.

         10.2 Board of Directors. The Company's Board of Directors will consist of Joseph Joy, Anthony Giovaniello and three individuals nominated by Boundless Corporation.

Boundless Corporation will select the Chairman of the Board and until the SEC declares a Registration Statement or a Form 10 filed by the Company effective and provided Executive remains employed by the Company, the Company will vote its shares to Elect Executive to the Board. Subject to the Company's By-Laws, each director shall serve until his successor is elected, or appointed or qualified, or until his earlier death, resignation or removal.

         10.3 Officers. The initial officers of the Company shall consist of J. Gerald Combs, who shall serve as the Company's Chief Executive Officer, Joseph Joy, as the Chief Operating Officer, Anthony Giovaniello, as Executive Vice-President, and Joseph Gardner, as Chief Financial Officer.

11.      Miscellaneous

         11.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand receipt acknowledged (which shall include delivery by Federal Express or similar service and by facsimile) or three days after mailing, if mailed registered or certified mail, postage prepaid, return receipt requested, in each case addressed to Executive at his address in the Company's records and or to the Company at its address above, with copies sent in the same manner:

                           If sent to the Company, to:
                           Boundless Manufacturing Services, Inc.
                           c/o Boundless Technologies
                           100 Marcus Boulevard
                           Hauppauge, NY  11788
                           with a copy to:

                           Fischbein Badillo Wagner Harding
                           909 Third Avenue
                           New York, NY  10022
                           Attn: Joseph L. Cannella, Esq.

                           If sent to Executive, to:
                           Tony Giovaniello
                           3400 Forest Hills Court
                           Redding, CA  96002
                           with a copy to:
                           Joseph Joy
                           434 Highwater Court
                           Chapin, SC  29063





or to such other address as either party hereto shall have designated by like notice to the other party hereto.

         11.2 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and undertakings of the parties hereto, oral and written, with respect to the subject matter hereof.

         11.3 Applicable Law. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflict of laws.

         11.4 Headings. The headings herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

         11.5 Assignment. This Agreement and the benefits hereunder are personal to the Company and Executive and are not assignable or transferable by either of them, nor may the services to be performed hereunder be assigned by the Company to any person, firm or company; provided, however, that this Agreement and the benefits hereunder may be assigned by the Company to any company acquiring all or substantially all of the assets of the Company or to any company into which the Company may be merged or consolidated, and this Agreement and the benefits hereunder will automatically be deemed assigned to any such company; provided further, however, that nothing herein shall preclude Executive's beneficiary, legatee or devisee or the legal representative of Executive or his estate from receiving any amount or benefit that may be payable or provided to or in respect of Executive hereunder following his death or legal incompetency.

         11.6 Severability. If in any jurisdiction any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions thereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (but such replacement shall not in any case be more restrictive or burdensome on Executive or the Company).

         11.7 Amendment; Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         11.8 Right of First Refusal. If, at any time prior to the Company's consummating a "public offering" of its Capital Stock, pursuant to a registration statement declared effective by the Securities and Exchange Commission under the Securities and Exchange Act of 1933, the Executive receives a bona fide written offer from a third party to purchase all or a part of the Executive Shares or any Shares Acquired by Executive by exercise of incentive stock options ("Option Shares") (a "Purchase Offer"), then the Executive shall immediately give notice enclosing a copy of the Purchase Offer to Boundless, and Boundless shall have the option, exercisable within thirty (30) days after such notice is given, to purchase the Executive Shares and/or Option Shares at the same price and upon the same terms as those contained in the Purchase Offer. In the absence of such purchase by Boundless Corporation, Executive may sell all or a portion of the Executive Shares to the third party, pursuant to the terms described in the Purchase Offer. Any modification of such bona fide written offer by said third party shall constitute a new offer hereunder and thus must be submitted by Executive to Boundless Corporation under this Section 11.8.

         11.9 Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

         11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.



                                        BOUNDLESS MANUFACTURING SERVICES, INC.



                                        By:  /s/
                                             ---------------------------------
                                             Authorized Signatory

                                             /s/
                                             ---------------------------------
                                             Tony Giovaniello

                  The undersigned hereby guarantees the performance of the Company's obligations set forth this Agreement.

                                                     BOUNDLESS CORPORATION


                                     By: /s/
                                         -------------------------------------